                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                            THE DEXTER CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)
                            THE DEXTER CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO)K                                                   THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 860/292-7675

                            NOTICE OF ANNUAL MEETING

                                                                   March 7, 1996

     The annual meeting of the shareholders of The Dexter Corporation (the "Company") will be held at the Old State House, 800 Main Street, Hartford, Connecticut, on Thursday, April 25, 1996 at 10:00 A.M., local time, for the following purposes:

     (1) To elect directors;

     (2) To consider and act upon a proposal to approve the 1996 Non-Employee Directors' Stock Plan;

     (3) To consider and act upon a proposal to approve the Senior Management Executive Incentive Plan;

     (4) To ratify the selection by the Company's Board of Directors of the firm of Coopers & Lybrand, L.L.P. as auditor of the Company for the year 1996;

     (5) To consider and act upon a shareholder proposal that the Board of Directors adopt a policy concerning severance agreements with officers and directors; and

     (6) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 23, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the addressed envelope which requires no postage. If you wish, you may withdraw your proxy at any time prior to the voting.

(LOGO)K                                                   THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 860/292-7675

                                                                   March 7, 1996
                                PROXY STATEMENT

     This proxy statement is furnished to the shareholders of The Dexter Corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Thursday, April 25, 1996. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the accompanying proxy were first mailed to shareholders on March 7, 1996.

     A person giving the accompanying proxy has the power to revoke it at any time before the voting.

     The Company will bear the costs of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy materials to the beneficial owners of the Common Stock of the Company. In addition, the Company has retained Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022, to assist in soliciting proxies, for which services the Company will pay a fee of $5,000, plus handling, postage and out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by employees of the Company personally or by telephone or telegram. An additional fee will be paid to Morrow & Co., Inc. if it is engaged to solicit proxies by telephone.

                               VOTING SECURITIES

     The only outstanding voting securities of the Company are the shares of its Common Stock, $1 par value, 24,121,178 of which were outstanding as of February 23, 1996, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote.

                                SHARE OWNERSHIP

     The following table sets forth information, as of December 31, 1995, with respect to the beneficial ownership of shares of the Common Stock of the Company by (1) certain major shareholders of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission, under which a person may be deemed to be the beneficial owner of shares of such Common Stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                             OWNED(1)(6)      OUTSTANDING(1)
--------------------------------------------------------------    ------------     ---------------
State Farm Mutual Automobile Insurance Company and related
  entities, One State Farm Plaza, Bloomington, Illinois
  61701.......................................................      1,276,873            5.24%(2)
David L. Coffin, c/o The Dexter Corporation, One Elm Street,
  Windsor Locks, Connecticut 06096............................        722,994            2.97%(3)
David L. Coffin, Deborah L. Coffin, David L. Coffin, Jr. and
  Fleet Bank, N.A., Trustees under deed dated April 30, 1957 of Dexter D. Coffin, for David L. Coffin et al., c/o Fleet
  Bank, N.A., One Constitution Plaza, Hartford, Connecticut
  06115.......................................................        582,652            2.39%(4)(7)
Dexter D. Coffin, Jr., Mary K. Coffin, Andrew C. Chase and
  Fleet Bank, N.A., Trustees under deed dated April 30, 1957 of Dexter D. Coffin, for Dexter D. Coffin, Jr. et al., c/o
  Fleet Bank, N.A., One Constitution Plaza, Hartford,
  Connecticut 06115...........................................      1,075,716            4.41%(5)(7)

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                             OWNED(1)(6)      OUTSTANDING(1)
--------------------------------------------------------------    ------------     ---------------
Directors, Nominees and Executive Officers:
K. Grahame Walker.............................................        192,280             *
Kathleen Burdett..............................................         29,518             *
T. Daniel Clark...............................................         38,480             *
Ronald C. Benham..............................................         42,589             *
R. Barry Gettins..............................................         41,875             *
Charles H. Curl...............................................            914             *
Henrietta Holsman Fore........................................              0             *
Bernard M. Fox................................................          1,834             *
Robert M. Furek...............................................          1,405             *
Martha Clark Goss.............................................          1,919             *
Edgar G. Hotard...............................................              0             *
Peter G. Kelly................................................          3,721             *
Jean-Francois Saglio..........................................            900             *
Glen L. Urban.................................................            900             *
George M. Whitesides..........................................          2,405             *
All Directors, Nominees and Executive Officers as a
  Group (19 persons)..........................................        392,981            1.63%

---------------
(1) The shares reported above as beneficially owned by the following persons include shares which may be purchased within 60 days following December 31, 1995 by the exercise of stock options granted under the Company's stock option plans: K. Grahame Walker -- 127,249; Kathleen Burdett -- 19,450; T. Daniel Clark -- 30,583; Ronald C. Benham -- 30,166; R. Barry
    Gettins -- 32,625; and "All Directors, Nominees and Executive Officers as a Group" -- 258,640. The shares reported above also include shares issued to the following persons pursuant to the 1994 Long Term Incentive Plan as more fully described on pages 9-10 of this proxy statement: K. Grahame
    Walker -- 25,300; Kathleen Burdett -- 9,950; T. Daniel Clark -- 6,600; Ronald C. Benham -- 6,500; R. Barry Gettins -- 8,500; and "All Directors, Nominees and Executive Officers as a Group" -- 74,300. Shares issued pursuant to the 1994 Long Term Incentive Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of Common Stock of less than 1% are indicated by an asterisk.

(2) Shareholdings as of December 31, 1995, as reported on the Schedule 13G most recently filed by such shareholder.

(3) Of the 722,994 shares shown in the table as owned by David L. Coffin, 702,994 are held by Fleet Bank, N.A., trustee of a trust created by David L. Coffin which he can revoke at any time, and 20,000 are held by Fleet Bank, N.A. under an escrow agreement with David L. Coffin. Mr. Coffin's wife owns an additional 17,375 shares, in which he disclaims any beneficial ownership.

(4) David L. Coffin is the primary beneficiary of this trust. The power to vote and dispose of the shares owned by the trust is held by a majority of its three individual trustees.

(5) Dexter D. Coffin, Jr. is the primary beneficiary of this trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees.

(6) As of December 31, 1995, "All Directors, Nominees and Executive Officers as a Group" beneficially owned 60,757 shares of the common stock of Life Technologies, Inc., an affiliate of the Company ("LTI").

(7) As reported on its most recent Schedule 13G, as of December 31, 1995, Fleet Financial Group, Inc. (of which Fleet Bank, N.A. is a member) beneficially owned 604,041 shares in addition to the shares held in the trusts described in footnotes 3, 4 and 5.

                           (1) ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the Bylaws, the Board of Directors has determined that effective on the date of the 1996 annual meeting the Company shall have eleven directorships, four in the class whose term will expire in 1999, four in the class whose term will expire in 1998 and three in the class whose term will expire in 1997. At the 1996 annual meeting, five directors are to be elected, four of whom shall constitute the class whose term will expire in 1999 and one of whom shall be a part of the class whose term will expire in 1998. It is intended that the shares represented by the accompanying proxy will be voted for the election of Bernard M. Fox, Henrietta Holsman Fore,
K. Grahame Walker and George M. Whitesides whose terms will expire in 1999 and for the election of Edgar G. Hotard whose term will expire in 1998, unless the proxy specifies otherwise.

     If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his or her stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a majority of the shares represented in person or by proxy at the meeting. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose. The following information relates to the nominees listed above and to the other directors of the Company.

                                    NOMINEES

  -------------------   HENRIETTA HOLSMAN FORE
                        Ms. Holsman Fore, age 47, has been chairman and chief executive officer of Holsman International (investment and management company)
                        and chairman and president of Stockton Wire Products (manufacturer of
        PHOTO           steel structural products, cement additives and wire building materials) since 1993. From 1990 to 1993, Ms. Fore served as an
                        Assistant Administrator of the U.S. Agency for International
  -------------------   Development.
  -------------------   BERNARD M. FOX                                               Director
                        since 1990
                        Mr. Fox, age 53, has been chairman of Northeast Utilities (public utility holding company) since August 1995, and has been president and chief executive officer of Northeast Utilities since 1993. From prior to 1990 to 1993, he was president and chief operating officer
       PHOTO            of Northeast Utilities. Mr. Fox is a director of the Fleet Financial
                        Group, Inc. (financial services) and of CIGNA Corporation (insur-
                        ance) and is a trustee of Northeast Utilities.
                        Mr. Fox is Chairman of the Audit Committee and is on the Compensation
  -------------------   & Organization Committee.
  -------------------   EDGAR G. HOTARD
                        Mr. Hotard, age 52, has been president of Praxair, Inc. (industrial gases supplier) since June 1992. From prior to 1990 to July 1992, Mr.
                        Hotard was president of Union Carbide Industrial Gases and vice
      PHOTO             president of Union Carbide Corporation. Mr. Hotard is a director of
                        Praxair, Inc. and Aquarion Company (holding company for regulated
 --------------------   utility and non-utility businesses).

  -------------------   K. GRAHAME WALKER                                           Director
                        since 1989
                        Mr. Walker, age 58, has been chairman, president and chief executive officer of the Company since April 1993. From prior to 1990 to April
                        1993, he was president and chief executive officer of the Company. He
       PHOTO            is a director of Barnes Group Inc. (manufacturer and distributor of industrial parts and supplies) and Life Technologies, Inc. (life
  -------------------   science/biotechnology products), an affiliate of the Company.
  -------------------   GEORGE M. WHITESIDES                                        Director
                        since 1985
                        Dr. Whitesides, age 56, has been a professor of chemistry at Harvard
                        University since prior to 1990. Dr. Whitesides is a director of
                        Advanced Magnetics, Inc. (medical diagnostic products), Hyperion
       PHOTO            Catalysis, Inc. (medical products) and Geltex, Inc. (physical research).
                        Dr. Whitesides is Chairman of the Environmental & Safety Committee
  -------------------   and is on the Audit Committee.
                                       OTHER DIRECTORS
 Term Expiring in 1998:
  -------------------   ROBERT M. FUREK                                              Director
                        since 1990
                        Mr. Furek, age 53, has been president and chief executive officer of
                        Heublein Inc. (wine and spirits producer) since prior to 1990. Mr.
      PHOTO             Furek is a director of Connecticut Mutual Life Insurance Company.
                        Mr. Furek is Chairman of the Compensation & Organization Committee
  -------------------   and is on the Audit Committee.
  -------------------   MARTHA CLARK GOSS                                           Director
                        since 1992
                        Mrs. Goss, age 46, has been vice president and chief financial officer of Booz, Allen & Hamilton, Inc. since July 1995. From
                        September 1993 to July 1995, Mrs. Goss was a senior vice president of
     PHOTO              The Prudential Insurance Company of America. From August 1994 to July
                        1995, Mrs. Goss was the enterprise control officer of The Prudential
                        Insurance Company of America; from March 1992 to August 1994, she was the president of Prudential Asset Management Company, a subsidiary of
                        The Prudential Insurance Company of America; and from prior to 1990 to March 1992, she was president and chief executive officer of
                        Prudential Power Funding Associates. Mrs. Goss is a director of
                        Foster Wheeler Corporation (engineering, construction and
                        manufacturing).
                        Mrs. Goss is on the Compensation & Organization Committee and the
 --------------------   Audit Committee.

  -------------------   GLEN L. URBAN                                                Director
                        since 1989
                        Dr. Urban, age 55, has been dean of the Alfred P. Sloan School of
                        Management at the Massachusetts Institute of Technology since 1993, and a professor of marketing and management sciences at the Alfred P.
         PHOTO          Sloan School of Management since prior to 1990. Dr. Urban is a director of Information Resources Inc. (develops and maintains computerized data bases and software).
                        Dr. Urban is on the Audit Committee and the Environmental & Safety
  -------------------   Committee.
 Term Expiring in 1997:
  -------------------   CHARLES H. CURL                                              Director
                        since 1992
                        Mr. Curl, age 47, has been president of Curl & Associates
        PHOTO           (independent management consulting firm) since 1990.
                        Mr. Curl is on the Compensation & Organization Committee and the
  -------------------   Environmental & Safety Committee.
  -------------------   PETER G. KELLY                                               Director
                        since 1994
                        Mr. Kelly, age 58, has been chairman of Updike, Kelly & Spellacy,
                        P.C., a Hartford, Connecticut based law firm, since prior to 1990. He also has been chairman of Black, Manafort, Stone & Kelly (Alexandria,
                        Virginia), which is a subsidiary of Burson-Marsteller, a worldwide
        PHOTO           public relations firm, since prior to 1990. Mr. Kelly is a director of Phillips Screwdriver Corp. (manufacturer and licensor).
                        Mr. Kelly is on the Audit Committee and the Environmental & Safety
  -------------------   Committee.
  -------------------   JEAN-FRANCOIS SAGLIO                                         Director
                        since 1991
                        Mr. Saglio, age 59, has been president of the French National
                        Institute for the Environment since 1995 and president of ERSO (a consulting company in France) since 1994. From 1992 to 1995, he was senior vice president of CEA Industrie (industrial and financial holding company of the French Atomic Energy Commission). From 1991 to
       PHOTO            1992, Mr. Saglio was "ingenieur general des mines," French Ministry of Industry, and from prior to 1990 to 1991, he was senior vice president of Roussel Uclaf (pharmaceuticals and chemicals). Mr.
                        Saglio was a member of the cabinet of M. Pompidou, President of
                        France, and also was director of the French Administration of
                        Environment Protection. Mr. Saglio is a director of EEM (a French investment fund) and IMI (a French industrial holding company).
  -------------------   Mr. Saglio is on the Environmental & Safety Committee.

     The Board of Directors currently has nine members, one of whom is an officer of the Company.

     The Board of Directors had seven meetings in 1995, and six meetings have been scheduled for 1996. The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee and an Environmental & Safety Committee, but has not appointed a nominating committee.

     The Compensation & Organization Committee is composed of the following four members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss. This Committee monitors the Company's compensation policy, with particular emphasis on officer remuneration matters. It also serves as a nominating committee for the Board of Directors, oversees organizational matters for the Company and the Board of Directors, and administers the granting of restricted stock under the Company's 1994 Long Term Incentive Plan and the granting of stock options under the Company's stock option plans. Five meetings of the Compensation & Organization Committee were held in 1995, and five meetings have been scheduled for 1996.

     The Audit Committee is composed of the following six members, none of whom is an officer or employee of the Company or its subsidiaries: Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, Glen L. Urban and George M. Whitesides. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies, internal control and the quality of accounting and published financial statements. Three meetings of the Audit Committee were held in 1995, and three meetings have been scheduled for 1996.

     The Environmental & Safety Committee is composed of the following five members: George M. Whitesides, Chairman, Charles H. Curl, Peter G. Kelly, Jean-Francois Saglio and Glen L. Urban. The Committee monitors and evaluates the Company's environmental and safety policies and practices and formulates recommendations in respect thereof to the Board of Directors. The Committee held five meetings in 1995 and has scheduled three meetings to be held in 1996.

     During 1995, each of the directors attended at least 75% of the total number of the meetings of the Board of Directors and of the committees on which he or she served.

COMPENSATION OF DIRECTORS

     In 1995, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1995, the annual retainers for serving on the Board of Directors of the Company and for serving as Chairman of a permanent committee were $10,000 and $2,000, respectively.

     Pursuant to the 1994 Stock Plan for Outside Directors, on December 31, 1995, each outside director was granted 200 shares of the Company's Common Stock. As of December 31, 1995, the value of 200 shares of the Company's Common Stock was $4,860.

     In 1995, Mr. Curl performed certain consulting services on behalf of the Company's Electronic Materials Division for which the Company paid Mr. Curl $13,000 in addition to reimbursement of expenses in the amount of approximately $2,700.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

     At December 31, 1995, the Company had outstanding indebtedness of $171,625,000 to The Prudential Insurance Company of America. In addition, at December 31, 1995, the Company had $5,650,000 invested in a guaranteed investment contract with The Prudential Insurance Company of America. Until July 1995, Martha Clark Goss served as a senior vice president of The Prudential Insurance Company of America.

     Updike, Kelly & Spellacy, P.C., a law firm of which Mr. Kelly is chairman, rendered legal services to the Company during 1995. The fees paid by the Company to Updike, Kelly & Spellacy, P.C. for services rendered in 1995 totalled approximately $4,200.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of the Common Stock and other equity securities of the Company. The Company believes that, during 1995, its directors, executive officers and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements, with three exceptions. Robert M. Furek, Bernard M. Fox and Peter G. Kelly, directors of the Company, each had one late report covering a single transaction.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                             -------------------------------
                                        ANNUAL COMPENSATION                              AWARDS
                          ------------------------------------------------   -------------------------------
        NAME AND                                           OTHER ANNUAL(2)   RESTRICTED STOCK     OPTIONS          ALL OTHER
   PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)     AWARDS($)(3)         (#)        COMPENSATION($)(4)
------------------------  ----   ------------   --------   ---------------   ----------------   ------------   ------------------
K. Grahame Walker,        1995      581,438     280,320          8,295            296,000               0            133,401
Chairman, President and
  Chief                   1994      547,500     400,780          7,805            295,312          18,500            141,250
Executive Officer         1993      500,250     300,520          6,686                  0          25,000            120,119
Kathleen Burdett,         1995      237,750      93,910            431            175,750               0             42,894
Vice President and        1994      166,250      91,870            275             55,519           3,000             30,778
Chief Financial Officer   1993      150,625      68,670            235                  0           4,000             27,770
T. Daniel Clark,          1995      189,000      86,187          1,002             83,250               0              2,087
Vice President and        1994      177,000     120,517          1,466             70,875           5,000             12,572
Senior Division
  President,              1993      165,250      87,470          1,439                  0           6,000             33,770
Dexter Packaging
  Products
Ronald C. Benham,         1995      191,500      79,250              0             80,937               0                  0
Vice President and        1994      180,500      63,632              0             70,875           4,000                  0
Senior Division
  President,              1993      166,000      36,783              0                  0           6,000                  0
Dexter Electronic
  Materials
R. Barry Gettins,         1995      210,750      59,941          1,939            104,062               0             40,317
Vice President and        1994      199,750      57,486          1,570             94,500           9,000             37,823
Senior Division
  President,              1993      184,000      90,213          1,063                  0           8,000             37,670
Dexter Nonwovens
  Division

---------------
(1) The salaries reported above for Mr. Walker and Ms. Burdett include payments received by them from Life Technologies, Inc. as directors fees. The amount of these payments to Mr. Walker were as follows: $16,000 in 1995, $15,000 in 1994, and $16,500 in 1993. Ms. Burdett, who became a director of Life Technologies, Inc. in 1995, was paid $12,500 for her services that year.

(2) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officer's behalf.

(3) The restricted stock awards reported above, which were made pursuant to the 1994 Long Term Incentive Plan in 1995, show the dollar value of such awards on the date of grant. As of December 31, 1995, the aggregate number and value of restricted shares held by the named executive officers are as follows: K. Grahame Walker -- 25,300 shares, $597,712; Kathleen
    Burdett -- 9,950 shares, $235,068; T. Daniel Clark -- 6,600 shares, $155,925; Ronald C. Benham -- 6,500 shares, $153,562; and R. Barry
    Gettins -- 8,500 shares, $200,812. Unless and until the restricted shares are forfeited, dividends will be paid on such shares. Additional information regarding the restricted shares issued to the named executive officers is set forth on pages 9-10 of this proxy statement.

(4) The other compensation reported above is composed of three principal components: (a) the contribution payable to the Employees' Savings and Profit Sharing Retirement Income Trust, (b) the benefit payable under the Amended and Restated Retirement Equalization Plan, and (c) term life insurance premiums. The respective amounts for each of the named executive officers are as follows: K. Grahame Walker -- $16,646, $106,839 and $9,916; Kathleen Burdett -- $16,533, $25,874 and $487; T. Daniel Clark -- $0, $0 and $2,087; Ronald C. Benham -- $0, $0 and $0; and R. Barry Gettins -- $16,593, $21,406 and $2,318.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF               VALUE OF
                                                                   SECURITIES UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS AND SARS        OPTIONS AND SARS
                                                                       AT FY-END(#)           AT FY-END($)(A)
                                    SHARES
                                   ACQUIRED           VALUE            EXERCISABLE/            EXERCISABLE/
             NAME               ON EXERCISE(#)     REALIZED($)         UNEXERCISABLE           UNEXERCISABLE
------------------------------  --------------     -----------     ---------------------     -----------------
K. Grahame Walker.............                                         121,082/20,668           $130,193/$0
Kathleen Burdett..............                                          18,450/ 3,334           $ 18,257/$0
T. Daniel Clark...............         900          $   7,313           28,916/ 5,334           $ 27,596/$0
Ronald C. Benham(b)...........       2,625          $  24,101           28,833/ 4,667           $ 31,885/$0
R. Barry Gettins..............                                          32,125/ 8,667           $ 29,769/$0

---------------
(a) The value of unexercised options was determined using the closing price of the Company's common stock as of December 31, 1995.

(b) In tandem with the exercise of stock options for 1,350 shares, Mr. Benham exercised 1,275 stock appreciation rights. The sum of $24,101 represents value realized on the exercise of both options and stock appreciation rights.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table set forth below discloses certain information concerning the grant of restricted shares of the Company's Common Stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the Company's 1994 Long Term Incentive Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                               NUMBER OF        PERFORMANCE        ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                SHARES,          OR OTHER                      PRICE-BASED PLANS
                                 UNITS         PERIOD UNTIL      ---------------------------------------------
                                OR OTHER       MATURATION OR     THRESHOLD(B)      TARGET(C)      MAXIMUM(C)
            NAME                 RIGHTS          PAYOUT(A)       (# OF SHARES)   (# OF SHARES)   (# OF SHARES)
----------------------------  ------------     -------------     -------------   -------------   -------------
K. Grahame Walker...........  6,400 shares       May 1, 1998         1,600           6,400           6,400
                              6,400 shares       May 1, 2001         1,600           6,400           6,400
Kathleen Burdett............  3,800 shares       May 1, 1998           950           3,800           3,800
                              3,800 shares       May 1, 2001           950           3,800           3,800
T. Daniel Clark.............  1,800 shares       May 1, 1998           450           1,800           1,800
                              1,800 shares       May 1, 2001           450           1,800           1,800
Ronald C. Benham............  1,750 shares       May 1, 1998           437           1,750           1,750
                              1,750 shares       May 1, 2001           437           1,750           1,750
R. Barry Gettins............  2,250 shares       May 1, 1998           562           2,250           2,250
                              2,250 shares       May 1, 2001           562           2,250           2,250

---------------
(a) The restricted shares reported in this table were granted to the named executive officers on May 1, 1995, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1995 and ending on December 31, 1998

    ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets. Accordingly, the "Maximum" amount is the same as the "Target" amount.

PENSION PLANS

     The Company maintains The Dexter Pension Plan for the employees of certain divisions. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii) .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age
65) is reduced or increased, respectively, if the participant elects an early retirement or postponed retirement. Mr. Walker, while employed by a division of the Company, participated in the pension plan, and Messrs. Clark and Benham, as employees of divisions of the Company, participate in the pension plan. The estimated annual benefits payable under the pension plan to Messrs. Walker, Clark and Benham, upon normal retirement, are $47,018, $53,076 and $72,650, respectively. Mr. Gettins and Ms. Burdett are not participants in the pension plan.

     The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

     The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.

  AVERAGE                              YEARS OF SERVICE
   FINAL         ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
------------     --------     --------     --------     --------     --------
   125,000       $ 51,563     $ 68,750     $ 68,750     $ 68,750     $ 68,750
   150,000         61,875       82,500       82,500       82,500       82,500
   175,000         72,188       96,250       96,250       96,250       96,250
   200,000         82,500      110,000      110,000      110,000      110,000
   225,000         92,813      123,750      123,750      123,750      123,750
   250,000        103,125      137,500      137,500      137,500      137,500
   300,000        123,750      165,000      165,000      165,000      165,000
   350,000        144,375      192,500      192,500      192,500      192,500
   400,000        165,000      220,000      220,000      220,000      220,000
   450,000        185,625      247,500      247,500      247,500      247,500
   500,000        206,250      275,000      275,000      275,000      275,000

     The number of credited years of service as of December 31, 1995 is 30 for
K. Grahame Walker, 14 for Kathleen Burdett, 22 for T. Daniel Clark, 33 for Ronald C. Benham, and 22 for R. Barry Gettins.

SEVERANCE AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control, provide for certain benefits in the following circumstances: (i) involuntary termination of the individual's employment within 395 days of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause;
(ii) resignation within 395 days of the change of control for good reason; and
(iii) resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period. In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (200% in the case of the executive officers named in the Summary Compensation Table) of (i) the employee's base salary at the time of termination or resignation, and (ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (two years in the case of the executive officers named in the Summary Compensation Table) provided by the Company on the date of the change in control, and the employee will be credited with a certain number of additional years of service (two in the case of the executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" means: (i) the Company is merged, consolidated or reorganized, (ii) the Company sells substantially all of its assets, (iii) a person acquires beneficial ownership of 19% or more of the Company's Common Stock, (iv) a contract or transaction is entered into which will result in a change of control within two years, or (v) the Company's board of directors changes within a two year period such that the directors at the beginning of such two year period do not constitute a majority of the directors at the end of such two year period.

                REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers. The Compensation

Committee is composed exclusively of outside directors. There are presently four members: Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss.

OVERALL POLICY

     The Company's executive compensation program is designed to be linked to corporate performance and returns to shareholders. Of particular importance to the Company up to this time has been the restructuring of the Company's businesses into strategic segments of global markets in such a manner as to preserve its ability to grow and enhance its competitiveness for the rest of the decade and beyond. Shorter term performance, although scrutinized by the Compensation Committee, stands behind issues of viability and furtherance of strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 21 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the average paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both company performance and individual performance, will have an impact on individual compensation amounts.

     The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

     The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

     The key elements of the Company's executive compensation program in 1995 consisted of base salary, annual incentive compensation and restricted stock awards. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below.

BASE SALARIES

     Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

     In establishing the CEO's base salary, the Compensation Committee took into account the CEO's performance, the substantial restructuring of the Company, which the CEO has led over the past several years, the compensation market for senior executives, and the substantial reduction in the going forward cost of running the Company, which the CEO has led. Based upon this evaluation, the Compensation Committee established a base salary of $572,250 for the period commencing April 1, 1995 and ending March 31, 1996, an increase of 5% over the $545,000 base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers and other executive-level employees participate in the Company's Executive Incentive Compensation Plan ("EIC Plan"), which is a pay-for-performance plan designed to compensate executives for performance that increases shareholder value over time. The EIC Plan is approved by the Compensation Committee and is reviewed annually.

     The EIC Plan has two performance components: (1) corporate and/or division financial performance and (2) the assessment by the Company's management of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1995, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was operating earnings (before interest and taxes). The financial measures used in 1995 for individual divisions, on the other hand, included several from a variety of factors, such as sales growth, gross margin, growth in operating earnings, return on investment and strategic milestones. These factors were weighted differently for each division to reflect corporate management's assessment of those issues that were in need of emphasis, all in accordance with the Company's strategic plan.

     Incentive compensation is paid quarterly although the amounts paid by the EIC Plan are based on and adjusted for the Company's and/or a division's annual performance. Because the purpose of the EIC Plan is to reward performance that increases shareholder value over time, the plan requires that the return to shareholders, apart from unusual items, exceeds the cost of capital (10.4% for 1995) before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to division employees, which thresholds vary from division to division.

     The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1995 of approximately 60% of their base salaries in the event that financial performance targets were fully achieved. Such payouts were subject to further adjustment, up or down, based upon management's assessment of individual performance. Because operating earnings of the Company (before interest and taxes) were below the targeted amount established by the Compensation Committee for 1995, and because the Company's divisions did not all achieve the financial measures necessary for a full payout, the actual payout amounts for these individuals ranged from approximately 28% to 46% of their base salaries. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

     The CEO was eligible to receive an incentive compensation payout in 1995 equal to 75% of his base salary, which is the same as last year. There was no reduction or increase in the CEO's incentive compensation payout based on an assessment of the CEO's individual performance. Because operating earnings of the Company (before interest and taxes) were below the targeted amount established by the Compensation Committee for 1995, the CEO's actual payout was approximately 50% of his base salary, or $280,320. This represents a decrease from the $400,780 of incentive compensation paid to the CEO under the EIC Plan in 1994.

RESTRICTED STOCK AWARDS

     The third component of executive compensation is the Company's 1994 Long Term Incentive Plan, pursuant to which, in 1995, the Company granted restricted stock awards to executive officers and other senior management.

     A total of 76,500 shares of restricted stock were granted to executive officers and other senior management in 1995, 12,800 of which were granted to the CEO and 19,200 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in 1995 was based upon the Hay points for each position and management's assessment of individual performance.

     Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1995 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1995 and ending on December 31, 1997 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1995 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     In 1995, the Compensation Committee established ownership guidelines of Dexter common stock for executive officers and division presidents. The guidelines are calculated by reference to the value of the Company's stock owned by an individual as a multiple of such individual's base salary. For the positions set forth below, the ownership guidelines are as follows:

                                POSITION                               MULTIPLE OF BASE SALARY
    -----------------------------------------------------------------  -----------------------
    Chairman and Chief Executive Officer.............................      4 times
    Chief Financial Officer..........................................      3 times
    Vice Presidents and other Executive Officers.....................      2 times
    Division Presidents..............................................      1 time

     Individuals are expected to reach the ownership goal within three years. Unexercised stock options will not be included in meeting the ownership goal.

DEDUCTIBILITY OF COMPENSATION

     Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1995 to the five executive officers named in the Summary Compensation Table will be fully deductible. In order to assure that compensation paid to executive officers in the future continues to be fully deductible, the Company is proposing adoption of the Senior Management Executive Incentive Plan, which is described on pages 17-18 of this proxy statement.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

                                          Compensation & Organization Committee

                                          Robert M. Furek, Chairman
                                          Charles H. Curl
                                          Bernard M. Fox
                                          Martha Clark Goss

PERFORMANCE GRAPH

     The following graph shows how an initial investment of $100 in the Company's Common Stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1990 and ending December 31, 1995. The graph reflects reinvestment of all dividends.

     NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's Common Stock.

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL SHAREHOLDER RETURN

             (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1990)

                                                                   S&P SPE-
      MEASUREMENT PERIOD          THE DEXTER      S&P 500 IN-    CIALTY CHEMI-
    (FISCAL YEAR COVERED)         CORPORATION         DEX         CALS INDEX
1990                                    100.00          100.00          100.00
1991                                    107.31          130.47          141.17
1992                                    132.92          140.41          149.56
1993                                    125.39          154.56          170.53
1994                                    120.51          156.60          148.87
1995                                    135.86          214.86          195.67

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of four members: Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss. As described above under the heading "Certain Transactions and Legal Matters," until July 1995, Martha Clark Goss served as a senior vice president of The Prudential Insurance Company of America, with which the Company has outstanding indebtedness totalling $171,625,000.

            (2) APPROVAL OF 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Board of Directors proposes that the shareholders approve the 1996 Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). On October 27, 1995, the Board adopted the Directors' Stock Plan, subject to approval by shareholders at the 1996 Annual Meeting.

     The purpose of the Directors' Stock Plan is to advance the interests of the Company and its shareholders by enabling members of the Board who are not employees of the Company or any of its subsidiaries to receive shares of the Company's Common Stock in lieu of all or a portion of the annual cash retainer fee they receive for services on the Board.

     Set forth below is a brief description of certain salient provisions of the Directors' Stock Plan. This does not purport to be a complete summary of the Directors' Stock Plan, and the summary is subject in its entirety to the terms and provisions of the Directors' Stock Plan, a copy of which is set forth as Exhibit A to this proxy statement.

     PARTICIPATION. Each director who is not a Company employee (a "Non-Employee Director") shall be eligible to participate in the Directors' Stock Plan.

     ADMINISTRATION. The Directors' Stock Plan shall be administered by the Compensation Committee. The Compensation Committee shall, subject to the provisions of the Directors' Stock Plan, have the power to construe the Directors' Stock Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Directors' Stock Plan as it may deem desirable. Any decisions of the Compensation Committee in the administration of the Directors' Stock Plan shall be final and conclusive.

     ELECTION TO RECEIVE COMMON STOCK. Each Non-Employee Director may elect to receive all or a portion of his or her annual cash retainer fee (the "Retainer") in the form of shares of Common Stock. Any part of the Retainer elected to be paid in shares of Common Stock shall be payable in one installment on the date of the Company's annual meeting of shareholders, provided, however, that in 1996 such payment shall be made on June 30, 1996. The number of shares of Common Stock to be issued at the time of payment shall be determined by dividing the amount elected to be taken in the form of shares of Common Stock by the Fair Market Value (as defined in the Directors' Stock Plan) of such shares. Such election shall be made annually for the following calendar year, shall be irrevocable, and must be received by the Compensation Committee at least six months prior to the date on which the Common Stock is to be issued. Except as otherwise provided in Section 6 of the Directors' Stock Plan, shares of Common Stock issued under the Directors' Stock Plan shall be unrestricted and freely transferable.

     RESTRICTION ON SHARES. At the election of the Non-Employee Director, the shares of Common Stock issued under the Directors' Stock Plan shall be restricted ("Restricted Shares"). Restricted Shares may not be disposed of by a Non-Employee Director until the restrictions specified in Section 6 of the Directors' Stock Plan lapse. The certificates for shares of Restricted Shares shall be held by the Company until lapse of restrictions, provided, however, the Non-Employee Director shall be entitled to all voting, dividend and distribution rights for such shares.

     AVAILABLE SHARES. The maximum number of shares of Common Stock that may be issued under the Directors' Stock Plan shall be 50,000. Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Directors' Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN.

           (3) APPROVAL OF SENIOR MANAGEMENT EXECUTIVE INCENTIVE PLAN

     The Board of Directors proposes that the shareholders approve the Senior Management Executive Incentive Plan (the "Incentive Plan"), which provides for the awarding of incentive awards ("Awards") to participants in the Incentive Plan.

     On October 27, 1995, the Board adopted the Incentive Plan, subject to approval by shareholders at the 1996 Annual Meeting.

     Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to the chief executive officer and the other four most highly compensated officers, is $1 million per individual, per year. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the Board consisting solely of outside directors and the material terms of which have been approved by the shareholders. The Incentive Plan has been designed by the Compensation Committee to meet these criteria.

     Set forth below is a brief description of certain salient provisions of the Incentive Plan. This does not purport to be a complete summary of the Incentive Plan, and the summary is subject in its entirety to the terms and provisions of the Incentive Plan, a copy of which is set forth as Exhibit B to this proxy statement.

     PURPOSE. The purpose of the Incentive Plan is to enhance the ability of the Company to attract, motivate, reward and retain executive officers and to align their interests with those of the Company's shareholders by providing additional cash compensation to designated executive officers of the Company based on the achievement of objective performance targets.

     ELIGIBILITY. Participation in the Incentive Plan shall be limited to those executive officers selected from time to time by the Compensation Committee because of their significant impact on the current and future success of the Company. In December 1995, the Compensation Committee selected only K. Grahame Walker as a participant for 1996.

     ADMINISTRATION. The Incentive Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full authority to establish the rules and regulations relating to the Incentive Plan, to interpret the Incentive Plan and those rules and regulations, and to take all other actions necessary or appropriate for the proper administration of the Incentive Plan. The Compensation Committee's administration of the Incentive Plan shall be final and binding on the Company and all participants.

     PERFORMANCE CRITERIA. Awards under the Incentive Plan will be based upon the performance of the Company and/or a division of the Company. Performance will be evaluated using the following specific performance criteria ("Performance Criteria"): (a) earnings per share, (b) return on equity, (c) revenues, (d) division contribution, or (e) any combination of these measures.

     DETERMINATION OF AWARDS. For each Performance Period (as defined in the Incentive Plan), the Compensation Committee shall designate and establish (a) the individuals who will be participants in the Incentive Plan during that Performance Period, (b) the financial target ("Performance Target") under one or more of the Performance Criteria which must be attained in order for a participant to receive an Award, and (c) the percentage of each participant's base salary that he or she would earn as an Award for that Performance Period determined based upon the attainment of a Performance Target. The Performance Criteria for 1996 shall be earnings per share. The Compensation Committee has established the sum of $429,225 as the maximum Award Mr. Walker would be eligible to receive for that year.

     Notwithstanding anything contained in the Incentive Plan to the contrary, the Compensation Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, prior to the written certification of the Compensation Committee of the amount of such Award.

     As a condition to the right of a participant to receive an Award, the Compensation Committee shall first certify, in writing, that the Award has been determined in accordance with the provisions of the Incentive Plan.

     MAXIMUM AWARD. The maximum amount of Awards that any participant may receive with respect to any fiscal year of the Company during which the Incentive Plan is in effect is $1 million.

     NONEXCLUSIVE. Participation in the Incentive Plan does not exclude participants from participation in any other benefit or compensation plan or arrangement of the Company, including other benefit or compensation plans.

     The cost to the Company of the Awards and the amounts to be paid to participants cannot be determined at this time because payout of Awards is based on the Company's future financial performance and the number of participants named by the Compensation Committee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SENIOR MANAGEMENT EXECUTIVE INCENTIVE PLAN.

                    (4) RATIFICATION OF SELECTION OF AUDITOR

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), independent certified public accountants, to audit the accounts of the Company for the year 1996, and it is proposed that the selection of such firm be ratified by the shareholders at the meeting.

     Coopers & Lybrand audited the accounts of the Company and certain employee benefit plans for the year 1995. In connection with its audit function, Coopers & Lybrand reviewed the Company's 1995 quarterly and annual reports to its shareholders and certain filings with the Securities and Exchange Commission. In addition, during 1995, Coopers & Lybrand provided other professional services to the Company.

     The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of Coopers & Lybrand, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval.

     Representatives of Coopers & Lybrand are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND AS AUDITOR OF THE ACCOUNTS OF THE COMPANY FOR THE YEAR 1996.

            (5) SHAREHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS

     Mr. William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, acting on behalf of The William Steiner 1990 Trust, holder of 1,650 shares of the Company's Common Stock, has requested that the following proposal be considered at this year's meeting:

     "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting at the meeting.

                              SUPPORTING STATEMENT

     Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

     The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

     Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

     As a founding member of the Investors Rights Association of America it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

     I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS RECOMMENDATION:

     The Board recommends a vote AGAINST this proposal.

     The foregoing shareholder resolution was considered and rejected by the Company's shareholders at the 1995 annual meeting.

     The Board believes that retaining the discretion to offer severance agreements to the Company's officers and directors is an important means available to the Board to attract and retain experienced and highly qualified executives. Past experience has shown that severance agreements permit executives to remain focused and objective during a critical situation and to act decisively to protect the Company and stockholder value. For example, such agreements act to deter efforts by executive headhunters who occasionally seek to raid the executive talent pool of a company during a period of crisis or transition. Requiring stockholder approval of severance agreements would weaken the Board's flexibility to respond in the competitive marketplace, thereby potentially depriving the Company and its stockholders of the leadership necessary to ensure steady growth and maximize stockholder value over the long term. The Company needs the discretion to offer severance agreements to officers and directors when management continuity is considered critical to the Company's continued success.

     The Company has entered into severance agreements with 20 senior executives, the terms of which are described on page 11 of this proxy statement. It should be noted that the Company has fully disclosed the existence and nature of these severance agreements for several years in past proxy statements. It should also be noted that none of these severance agreements provides for the kind of large cash awards referred to in the stockholder proposal, i.e. awards which exceed three times annual compensation.

     Accordingly, the Board of Directors recommends that the shareholders vote AGAINST this proposal.

                               (6) OTHER MATTERS

     The Board of Directors does not know of any matters which will be presented for action at the meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters should come before the meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, by November 10, 1996.

     Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from December 22, 1996, through February 12, 1997, unless next year's annual meeting is called for a date prior to February 12, 1997, in which case notice must be received within fifteen days of when notice of the annual meeting is given.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K to the Securities and Exchange Commission for 1995 will be sent without charge after March 31, 1996, to any shareholder upon written request directed to:

                                          The Dexter Corporation
                                          Attention: Secretary
                                          One Elm Street
                                          Windsor Locks, CT 06096

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

                                   EXHIBIT A

                             THE DEXTER CORPORATION
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

 1. PURPOSE.

     The purpose of The Dexter Corporation 1996 Non-Employee Directors' Stock Plan is to advance the interests of the Company and its stockholders by enabling members of the Board who are not employees of the Company or any of its subsidiaries to receive shares of the Company's Common Stock in lieu of all or a portion of the annual cash retainer fee they receive for services on the Board.

 2. DEFINITIONS.

     (a) "Board" means the Board of Directors of the Company.

     (b) "Change of Control" means the occurrence of any of the following events:

          (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

          (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person has become the beneficial owner of securities representing 19% of the voting stock of the Company; or

          (iv) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof.

     (c) "Committee" means the Compensation and Organization Committee of the Board.

     (d) "Common Stock" means the Common Stock of the Company, par value $1.00 per share.

     (e) "Company" means The Dexter Corporation, its successors and assigns.

     (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     (g) "Fair Market Value" means the closing price of Common Stock reported for the New York Stock Exchange on the last trading day preceding the relevant payment date.

     (h) "Retainer" means the annual cash retainer fee payable to a director for his or her services on the Board.

     (i) "Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its subsidiaries.

     (j) "Plan" means this 1996 Non-Employee Directors' Stock Plan.

 3. ELIGIBLE PARTICIPANTS.

     Each Non-Employee Director shall be eligible to participate in the Plan.

 4. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

 5. ELECTION TO RECEIVE COMMON STOCK.

     Each Non-Employee Director shall have the right to elect, on forms provided by the Company, to receive all or a portion of the Retainer in the form of shares of Common Stock. Any part of the Retainer elected to be paid in shares of Common Stock shall be payable in one installment on the date of the Company's annual meeting of shareholders, provided, however, that in 1996 such payment shall be made on June 30, 1996. The number of shares of Common Stock to be issued at the time of payment shall be determined by dividing the amount elected to be taken in the form of shares of Common Stock by the Fair Market Value of such shares. Such election shall be made annually for the following calendar year, shall be irrevocable, and must be received by the Committee at least six months prior to the date on which the Common Stock is to be issued. Except as otherwise provided in Section 6 hereof, shares of Common Stock issued under this
Section 5 shall be unrestricted and freely transferable.

 6. RESTRICTION ON SHARES.

     The shares of Common Stock issued under Section 5 hereof shall, at the election of the Non-Employee Director (which election must be in writing and shall be delivered to the Secretary of the Company no later than the last business day of the calendar year prior to the year for which the election is to be effective), be restricted and may not be sold, hypothecated or transferred (including, without limitation, transfer by gift or donation) except that such restrictions shall lapse upon:

          (a) Death of the Non-Employee Director;

          (b) Disability of the Non-Employee Director preventing continued service on the Board;

          (c) Retirement of the Non-Employee Director from service as a director of the Company in accordance with the policy on retirement of directors then in effect;

          (d) Termination of services as a director with the consent of a majority of the members of the Board other than the Non-Employee Director; or

          (e) A Change of Control, as defined in Section 2(b).

     If a Non-Employee Director ceases to be a director of the Company for any other reason, the shares of Common Stock issued to such Non-Employee Director subject to this Section 6 shall be forfeited and revert to the Company.

     The certificates for shares of Common Stock which are subject to this
Section 6 shall be held by the Company until lapse of restrictions as provided in this Section 6, provided, however, the Non-Employee Director shall be entitled to all voting, dividend and distribution rights for such shares.

 7. NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN.

     The maximum number of shares of Common Stock that may be issued under the Plan shall be 50,000. Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan.

     In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend or other change in corporate structure affecting the shares of Common Stock, adjustments shall be made by the Committee to prevent dilution or enlargement of rights in the number and class of shares granted or authorized to be granted hereunder.

 8. AMENDMENT.

     The Board may at any time amend the Plan, or any provision thereof, except that approval of the shareholders of the Company shall be required for any amendment for which such approval is necessary to comply with Rule 16b-3 under the Exchange Act or any other applicable law, regulation, or listing requirement, or to qualify for an exemption or characterization that is deemed desirable by the Committee. No amendment of the Plan shall materially and adversely affect any right of any Non-Employee Director with respect to any shares of Common Stock theretofore issued without such Non-Employee Director's written consent.

 9. TERMINATION.

     The Plan shall terminate upon the earlier of the following dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) ten years from the date the Plan is initially approved and adopted by the stockholders of the Company in accordance with Section 11 hereof. No termination of the Plan shall materially and adversely affect any right of any Non-Employee Director with respect to any shares of Common Stock theretofore issued without such Non-Employee Director's written consent.

10. MISCELLANEOUS PROVISIONS.

     (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

     (b) A Non-Employee Director's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Non-Employee Director's death, by will or the laws of descent and distribution).

     (c) As a condition to issuing the shares of Common Stock hereunder, the Committee may require a Non-Employee Director to pay to the Company such sum as may be necessary to discharge any obligation of the Company with respect to taxes, assessments or other governmental charges imposed on property or income received by such Non-Employee Director pursuant to the Plan. In accordance with rules and procedures established by the Committee and in the discretion of the Committee, such payment may be in the form of cash or property, or may be effected by delivery of a lesser number of shares.

     (d) The expenses of the Plan shall be borne by the Company.

     (e) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares hereunder.

     (f) The Company shall not be required to issue fractions of shares. Whenever under the terms of the Plan a fractional share would be required to be issued, the Non-Employee Director shall be paid in cash for such fractional share based upon the same Fair Market Value which was used to determine the number of shares to be issued on the relevant payment date.

     (g) The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

11. STOCKHOLDER APPROVAL.

     This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1996 annual meeting of shareholders.

12. EFFECTIVE DATE.

     This Plan shall be effective as of the date that it is approved by the Board.

                                   EXHIBIT B

                             THE DEXTER CORPORATION
                   SENIOR MANAGEMENT EXECUTIVE INCENTIVE PLAN

1. PURPOSE.

     The purpose of The Dexter Corporation Senior Management Executive Incentive Plan is to enhance the ability of the Company to attract, motivate, reward and retain executive officers and to align their interests with those of the Company's stockholders by providing additional cash compensation to designated executive officers of the Company based on the achievement of objective performance targets.

2. DEFINITIONS.

     (a) "Award" shall mean an incentive award earned by a Participant under the Plan for a Performance Period.

     (b) "Base Salary" for a Performance Period shall mean the Participant's base salary during such Performance Period. Base salary does not include Awards under the Plan, long-term incentive awards, imputed income from such programs as executive life insurance, or nonrecurring items such as moving expenses, and is based on salary earnings before reductions for such items as contributions under
Section 401(k) of the Internal Revenue Code of 1986, as amended.

     (c) "Board" shall mean the Board of Directors of the Company.

     (d) "Committee" shall mean the Compensation and Organization Committee of the Board.

     (e) "Company" shall mean The Dexter Corporation, its successors and assigns.

     (f) "Disability" shall mean permanent disability, as provided in the Company's long-term disability plan.

     (g) "Division" shall mean a division of the Company as may be designated by the Committee.

     (h) "Division Contribution" for any Performance Period shall mean net income for such period, before acquisition charges, interest expense, LIFO gain or loss, other nonoperating charges, taxes on income and minority interest income, all as reflected in the Company's internal financial statements for such Performance Period.

     (i) "Earnings Per Share" for any Performance Period shall mean the consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by the weighted average number of shares of the Company's common stock.

     (j) "Participant", for any Performance Period, shall mean an executive officer selected by the Committee to participate in the Plan for such Performance Period.

     (k) "Performance Criteria" shall mean (i) Earnings Per Share, (ii) Return on Equity, (iii) Revenues, (iv) Division Contribution, or (v) any combination of the foregoing.

     (l) "Performance Period" shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned.

     (m) "Performance Target" shall mean a financial target for a Performance Period which is expressed in one or more Performance Criteria and upon the attainment of which a Participant earns an Award. Performance Targets may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Division, a region or any combination of the foregoing. Performance Targets may be absolute or relative and may be expressed in terms of a progression within a specified range.

     (n) "Plan" shall mean this Senior Management Executive Incentive Plan, as from time to time amended and in effect.

     (o) "Retirement" shall mean retirement at age 65 or early retirement with the prior written approval of the Company.

     (p) "Return on Equity" for any Performance Period shall mean consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by average shareholder equity.

     (q) "Revenues" for any Performance Period shall mean (i) in respect of the Company, the consolidated net sales of the Company for such period, and (ii) in respect of a Division, the net sales of said Division for such period.

     (r) "Subsidiary" shall mean a corporation defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, with the Company being treated as the employer corporation for purposes of this definition.

     (s) "Target Award Percentage" for a Participant with respect to any Performance Period shall mean the percentage of the Participant's Base Salary that the Participant would earn as an Award for that Performance Period determined based upon the attainment of a Performance Target applicable to such Participant.

3. ELIGIBILITY.

     Participation in the Plan for a Performance Period shall be limited to those executive officers who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with
Section 5 of this Plan, to participate in the Plan for that Performance Period.

     To be eligible to receive an Award for any Performance Period a Participant must be actively employed by the Company on each day of the Performance Period.

4. ADMINISTRATION.

     The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Performance Periods, Performance Targets and Target Award Percentages applicable to each Participant and the amount of compensation payable to each Participant upon the achievement of such targets, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of the Award that would otherwise be payable pursuant to the terms of the Plan. The Committee's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and the Subsidiaries, and the Participants and their respective beneficiaries.

5. DETERMINATION OF AWARDS.

     For each Performance Period, the Committee shall designate and establish the executive officers, if any, who shall be Participants during that Performance Period and the Performance Targets and Target Award Percentages for each Participant, in each case, before the expiration of 25% of the relevant Performance Period, but no later than 90 days after the commencement of such Performance Period. The Performance Targets shall be based on one or more Performance Criteria. The Committee shall prepare schedules with respect to each Performance Period, which will be treated as part of the Plan for that Performance Period, setting forth (a) the Participants, (b) Participant Target Award Percentage and (c) Participant Performance Targets, in each case, for that Performance Period. The Committee shall notify each Participant of his or her Target Award Percentage and Performance Target for the Performance Period.

     The amount of a Participant Award is equal to the product of his or her Target Award Percentage and his or her Base Salary.

     Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, prior to the written certification of the Committee of the amount of such Award.

     As a condition to the right of a Participant to receive an Award, the Committee shall first certify, in writing, that the Award has been determined in accordance with the provisions of the Plan.

     The maximum amount of Awards that any participant may receive with respect to any fiscal year of the Company during which the Plan is in effect is $1 million.

6. CHANGES TO THE TARGET.

     The Committee may change the Performance Targets to reflect a change in corporate capitalization, a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or the occurrence of unexpected events, such as an acquisition or disposition, product liability judgment or such others as the Committee may determine prior to the expiration of 25% of the relevant Performance Period, but no later than 90 days after the commencement of such Performance Period.

7. PAYMENT OF AWARDS.

     As soon as practicable after the close of a Performance Period, the Committee shall review and approve each Participant Award. Subject to the provisions of Section 8 of the Plan, each Award shall be paid in a single lump sum cash payment as soon as practicable after the close of the Performance Period, but no later than 120 days after the close of the Performance Period. The Committee shall certify in writing prior to payment of any Award that the relevant Performance Targets were satisfied.

8. DESIGNATION OF BENEFICIARY.

     A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

9. AMENDMENTS.

     The Committee may at any time amend (in whole or in part) this Plan. No such amendment which adversely affects any Participant's rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto. All Awards are intended not to be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to be subject to such deduction limitation.

10. TERMINATION.

     The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination, the following provisions of this Section 10 shall apply notwithstanding any other provisions of the Plan to the contrary:

     (a) The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the "Termination Date") and for which the Award has not yet been paid, an amount equal to the amount his or her Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

     (b) Each Award payable under this Section 10 shall be paid at such time as the Committee shall determine.

11. MISCELLANEOUS PROVISIONS.

     (a) This Plan is not a contract between the Company and the executive officers or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any individual any right to be a Participant, receive an Award or be retained in the employ of the Company. The Company is under no obligation to continue the Plan.

     (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

     (c) The Plan shall be unfunded. The Plan shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

     (d) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

     (e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management exercised by the officers and the Board or committees thereof to change the duties or the character of employment of any employee (including any executive officer) of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

     (f) The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Connecticut.

12. STOCKHOLDER APPROVAL.

     This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1996 annual meeting, and such stockholder approval shall be a condition to the right of a Participant to receive any benefits hereunder.

13. EFFECTIVE DATE.

     This Plan shall be effective as of the date that it is approved by the Board.

                                                        Please mark
                                                        your vote as
                                                        indicated in
                                                        this example   / X /
                                                                      ------

ITEM 1. ELECTION OF ALL DIRECTOR NOMINEES: Henrietta Holsman Fore, Bernard M.
                                           Fox, Edgar G. Hotard, K. Grahame
                                           Walker and George M. Whitesides
                                           (Pages 3-4)

         FOR all nominees                WITHHOLD
        listed above (except             AUTHORITY
         as marked to the         to vote for all nominees
           contrary.)                 listed above.

            /   /                        /   /
           -----                        -----

        EXCEPTIONS
        (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

        -----------------------------------------------------------------------

ITEM 2. APPROVAL OF 1995 NON-EMPLOYEE DIRECTORS' STOCK PLAN

                For        Against        Abstain

               /   /        /   /          /   /
               -----         -----          -----

ITEM 3. APPROVAL OF SENIOR MANAGEMENT EXECUTIVE INCENTIVE PLAN

                For        Against        Abstain

               /   /        /   /          /   /
               -----         -----          -----

ITEM 4. RATIFICATION OF AUDITORS

                For        Against        Abstain

               /   /        /   /          /   /
               -----         -----          -----


ITEM 5. SHAREHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS

                For        Against        Abstain

               /   /        /   /          /   /
               -----         -----          -----

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING, YOUR SHARES CANNOT BE VOTED.





Signature                               Signature
          ----------------------------            ------------------------------

Date
     ---------------
Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.
 ................................................................................
                              FOLD AND DETACH HERE

PROXY                        THE DEXTER CORPORATION                        PROXY

                       WINDSOR LOCKS, CONNECTICUT, U.S.A.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints K. Grahame Walker, Bernard M. Fox, and George
M. Whitesides, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the shareholders of The Dexter Corporation (the "Company") to be held on April 25, 1996, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote: (a) FOR the election of all listed director nominees, (b) in accordance with the Board of Directors' recommendation on the other matters listed on the reverse side of this card, and (c) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy, or attend the meeting, your shares cannot be voted.

                                  (Continued and to be signed on the other side)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -